Exhibit 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                                   Year Ended December 31,
                                       ----------------------------------------------------------------------------
Dollars in Millions                       2000             1999             1998             1997              1996
                                          ----             ----             ----             ----              ----

Net income                             $  611.6         $  389.4         $  338.8         $  310.1         $  260.1
Provision for income taxes                373.9            207.6            185.0            178.0            155.7
                                       --------         --------         --------         --------         --------
Earnings before provision for
income taxes                              985.5            597.0            523.8            488.1            415.8
                                       --------         --------         --------         --------         --------
Fixed charges:
     Interest and debt
     expenses on indebtedness           2,497.7          1,293.4          1,040.8            937.2            848.3
    Minority interest in
     subsidiary trust holding
     solely debentures of the
     Company                               19.2             19.2             19.2             16.3             ----
    Interest factor -
     one-third of rentals on
     real and personal
     properties                            19.6             10.6              7.9              8.5              8.1
                                       --------         --------         --------         --------         --------
Total fixed charges                     2,536.5          1,323.2          1,067.9            962.0            856.4
                                       --------         --------         --------         --------         --------
    Total earnings before
     provisions for income
     taxes and fixed charges           $3,522.0         $1,920.2         $1,591.7         $1,450.1         $1,272.2
                                       ========         ========         ========         ========         ========
Ratios of Earnings to Fixed
Charges                                   1.39x            1.45x            1.49x            1.51x            1.49x
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